Exhibit 99.1

Press Release
Trident Microsystems Announces Executive Management Team
Changes
CEO to Assume President Duties; Executive Team Expands
Santa Clara, Calif. -— February 28, 2008: Trident Microsystems, Inc. (NASDAQ: TRID), a leader in high-performance semiconductor system solutions for the multimedia and digital television markets, today announced the Board of Directors has appointed Sylvia D. Summers, Trident’s Chief Executive Officer, to the additional position of President. Trident also announced that three senior executives have been added to the management team. In addition, Trident announced the resignation of Jung-Herng (JH) Chang, its former President. Dr. Chang is expected to provide consulting services to the Company during a transition period.
“The focus of today’s restructuring is to gain better alignment with the market and to increase customer satisfaction. As such, I’m pleased to announce that Ben A. Lee has accepted the position as our Vice President of Worldwide Sales. He will be joining the company next week and will be located in our Shanghai office. Walter Lin, currently a Vice President in Engineering, will expand his role to include worldwide applications engineering. Peter Wicher, our current Vice President of Worldwide Business Development and Corporate Marketing, will assume the new key role of Vice President of Digital TV Marketing. Also, Leechung Yiu, our current Vice President of VLSI Engineering, will coordinate the functional engineering organizations of the company on an interim basis while we search for a permanent Chief Technology Officer and Senior Vice President of Engineering. I am thrilled to have Ben, Walter and Peter join my executive team during this critical transition period, and to have Leechung serve in this important interim role, and look forward to their many contributions as we expand our product offerings and become more agile and customer driven,” said Ms. Summers.
“I’d like to personally thank JH for his extraordinary contributions during the past fifteen years, which included the creation of two successful product lines for Trident in graphics and digital television, and look forward to his further contributions as a consultant to the company,” continued Ms. Summers.
Executive Biographies
Mr. Lee, 42, brings more than 10 years of executive experience, most recently serving at ApexOne Microelectronics as Chief Operating Officer, a private fabless semiconductor company, from August 2006 to February 2008. From September 2000 to August 2006, he served at Altera as Asia Pacific Vice President and Managing Director. Previous to Altera, Mr. Lee held several Asia-based executive positions with National Semiconductor and Chartered Semiconductor covering sales and marketing. He holds a master of business administration degree from Golden Gate University and a bachelor of science degree in electrical engineering from Cal Poly San Luis Obispo.
Mr. Lin, 53, joined Trident in April 1999 and has more than 20 years of engineering management experience. Prior to Trident, he served in engineering management roles with Paradise Electronics and Genoa Systems Inc. He holds a master of science degree in electrical engineering from the University of California at Santa Barbara and a bachelor of science degree in electrical engineering from National Taiwan University.

Mr. Wicher, 47, joined Trident in June 2004 and has more than 10 years of sales executive experience. From May 2001 to June 2004, he served at Genesis Microchip as Vice President of North America and Europe Sales and at Sage Inc, which was acquired by Genesis, as Vice President of Worldwide Sales. Previous to Genesis, Mr. Wicher held several sales and marketing positions with 3Dfx, S3, AT&T Microelectronics, and Hewlett Packard. He began his career as an engineer with Syntelligence and Fujitsu Research Laboratories. He holds a master of business administration degree as well as master and bachelor of science degrees in electrical engineering and computer science from the University of California at Berkeley.
Mr. Yiu, 52, joined Trident in March 2007 and has more than 20 years of engineering management experience. From November 2005 to March 2007, he served at Huahong Semiconductor in Shanghai as Vice President Engineering. From February 2003 to October 2005, he served as CTO at Sunext Technology in Taiwan. Prior to Sunext, he served in Vice President Engineering roles with Marvell Semiconductor and Newave Semiconductor and engineer management roles with Talus Technology, Seeq Technology, Micro Linear, and Teknekeon Communications Systems. He holds a Ph.D. degree and a master of science degree in electrical engineering and computer science from the University of California at Berkeley and a bachelor of science degree in electrical engineering from National Taiwan University.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of multimedia integrated circuits (ICs) for PCs and digital processing ICs for TVs and TV monitors. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc., HiDTV™, DPTV™, SVP™ WX, SVP™ UX, SVP™ PXP and SVP™ CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For More Information
The Blueshirt Group for Trident Microsystems
Suzanne Craig
Tel: +1-415-217-7722
Email: Suzanne@blueshirtgroup.com
Web site: http://www.tridentmicro.com